TOTAL NUTRACEUTICAL SOLUTIONS, INC. -- Terms of Employment, Marvin S. Hausman 10-27-08

Listed below are the key elements of the compensation package for Marvin Hausman as the Chief Executive Officer of TNS.

Position	Chief Executive Officer, Total Nutraceutical Solutions, Inc., reporting to Board of Directors.
Office; Responsibilities	Office to be based in Portland, Oregon area, with the specific location to be determined by Hausman. Responsibilities include establishing the Company's research and development activities, formulating new products, identifying products to be commercialized by the Company, initiating sales and marketing programs and obtaining financing for operations via private investments or the public market. Hausman to devote at least 40% of his business time, but not less than 20 hours per week to the Company. The Company acknowledges that Hausman currently has an existing commitment as the CEO of Natural Biosciences, Inc. ("NBI"), a current customer of the Company engaged in the development and sales of mushroom based nutraceutical products in the anti aging market and that accordingly Hausman cannot engage in the anti aging field in competition with NBI while in the employ of the Company.
Term of Agreement	One year, automatically renewable for additional one year terms.
Base Salary and Expenses	$120,000 per annum, payable monthly, plus $3,000 per month to cover approximately 50% of reasonable office expenses – office space, secretarial and administrative support (other portion of office expenses being reimbursed by Natural Biosciences, Inc.). Reimbursement of reasonable travel expenses.
Increase in Base Salary	Base salary to be increased to $250,000 per annum once at least $1 million in aggregate in outside funding has been obtained by the Company in the form of equity or convertible debt investments, and/or in payments in connection with licensing, other strategic partnerships or collaborations, and/or as net profits from operations. At such point, the Board shall negotiate a revised employment agreement with additional provisions relating to termination and severance arrangements customary in the industry for executives serving in Hausman's capacity.
Annual Bonus	Bonus to be determined annually by Board. Bonus payment subject to attainment of business, transactional and stock performance milestones.
Stock Option Grants	Annual stock option grants to be determined by Board.
Other Compensation and Benefits	Participation in Company's health, 401(k) plans.
Start Date	Commencement of employment/payment of base salary on 11/1/08; parties to negotiate definitive Employment Agreement expeditiously.